EXHIBIT 99.1

Horizon Kinetics Holding Corporation Announces Fourth Quarter 2024 Dividend

New York, NY, March 6, 2025

On March 3, 2025, the Board of Directors for Horizon Kinetics Holding Corporation declared a cash dividend of $0.107 per share, payable on March 28, 2025, to shareholders of record as of the close of business on March 17, 2025.

About Horizon Kinetics Holding Corporation

Horizon Kinetics Holding Corporation (OTCM PINK:HKHC) primarily offers investment advisory services through its subsidiary Horizon Kinetics Asset Management LLC ("HKAM"), a registered investment adviser. HKAM provides independent proprietary research and investment advisory services for mainly long-only and alternative value-based investing strategies. The firm also obtained a portfolio of consumer products, which are marketed and distributed in the retail marketplace, as a result of its August 2024 merger with Scott's Liquid Gold-Inc. The firm's offices are located in New York City, White Plains, New York, and Summit, New Jersey. For more information, please visit http://www.hkholdingco.com.

Investor Relations Contact:

ir@hkholdingco.com